Exhibit 10.64

2005 FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

WHEREAS, Nicholas L. Teti (“Executive”) is currently employed by Inamed Corporation (the “Corporation”) as its President, Chief Executive Officer, and Chairman pursuant to an employment agreement dated October 18, 2004 (the “Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that certain recent changes in the Federal income tax laws enacted as part of the American Jobs Creation Act of 2004 could adversely impact the benefits the Company intended to confer on the Executive under the Agreement; and

WHEREAS, the Board has determined that the Agreement must be amended to address these legal changes, effective as of December 14, 2005.

Accordingly, the parties agree as follows:

1.                                       Article 8 of the Agreement is amended by the addition of the following new Section 8.7:

Notwithstanding the foregoing, the Company shall have the authority to delay the payment of any such amount payable under Sections 8.3 and 8.4 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amounts to which the Executive would otherwise be entitled during the six (6) month period immediately following the Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

2.                                       Section 9.2 of the Agreement is restated in its entirety to read as follows:

Change in Control Payments.  In the event of a Change in Control, Executive shall be entitled, in lieu of any other compensation and benefits whatsoever under Section 8 or otherwise and regardless of whether his employment with the Corporation terminates, to:

(a)                                  an amount equal to three (3) times his annual Base Salary at the time of the Change in Control, which shall be paid out in a single lump-sum payment; and

(b)                                 any annual bonus and other incentive compensation payments awarded but not yet paid as of the date of the Change in Control.

3.                                       Section 9.3 of the Agreement is amended by deleting subsection (b) in its entirety.

4.                                       Article 9 of the Agreement is hereby amended by the addition of the following new Section 9.4; the subsequent sections within Article 9 shall be renumbered accordingly.

Termination by the Corporation Without Cause or by the Executive for Good Reason After a Change in Control.  If within twelve (12) months following a Change in Control, the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason, the Executive shall be entitled to:

(a)                                  payment of his Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)                                 reimbursement of expenses incurred but not paid prior to such termination of employment; and

(c)                                  continuation of participation in the Corporation’s group medical, dental and life insurance plans according to the terms and provisions of such plans and programs during the Post-Employment Period for up to twenty-four (24) months or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation.

Except as otherwise provided in this 2005 First Amendment, the Agreement is hereby ratified and confirmed in all respects.  This 2005 First Amendment shall be effective as of December 14, 2005.

INAMED CORPORATION:	NICHOLAS L. TETI:

/s/ Joseph A. Newcomb	/s/ Nicholas L. Teti
Joseph A. Newcomb	Nicholas L. Teti
Executive Vice President, Secretary and General Counsel	Chairman, President & Chief Executive Officer

Date: December 14, 2005	Date: December 14, 2005